STOCK PURCHASE AGREEMENT

                                  by and among


                        The Randers Group Incorporated,
                             a Delaware corporation

                                  (as "Buyer")

                                       AND

                             Thermo TerraTech Inc.,
                             a Delaware corporation

                                  (as "Seller")


                       regarding the purchase and sale of

                             The Killam Group Inc.,
                             a Delaware corporation

                                ("Killam Group")



                         Entered into September 19,1997
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                            STOCK PURCHASE AGREEMENT

             Agreement entered on September 19, 1997, by and among by and between THERMO TERRATECH INC., a Delaware corporation (the "Seller") and THE RANDERS GROUP INCORPORATED, a Delaware corporation (the "Buyer"). The Buyer and the Seller are referred to collectively herein as the "Parties."


                                    RECITALS:

             WHEREAS, the Seller owns in the aggregate 100% of the issued and outstanding shares of the capital stock of The Killam Group Inc., a Delaware corporation ("Killam Group");

             WHEREAS, Killam Group owns 100% of the issued and outstanding shares of the capital stock of Thermo Consulting & Design Inc., a Delaware corporation, and 100% of the issued and outstanding shares of the capital stock of CarlanKillam
        Consulting Group Inc., a Florida corporation;

             WHEREAS, this Agreement contemplates a transaction in which the Buyer will purchase from the Seller, and the Seller will sell to the Buyer, all of the outstanding capital stock of Killam Group for shares of stock in the Buyer.


                                   AGREEMENT:

             Now, therefore, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, and covenants herein contained, the Parties agree as follows.

        1.   Definitions.

             "Accredited Investor" has the meaning set forth in Regulation D promulgated under the Securities Act.

             "Adverse Consequences" means all actions, suits, proceedings, hearings, investigations, charges, complaints, claims, demands, injunctions, judgments, orders, decrees, rulings, damages, dues, penalties, fines, costs, amounts paid in settlement, Liabilities, obligations, Taxes, liens, losses, expenses, and fees, including court costs and reasonable attorneys' fees and expenses.

             "Affiliate" has the meaning set forth in Rule 12b-2 of the regulations promulgated under the Securities Exchange Act.

             "Affiliated Group" means any affiliated group within the meaning of Code Sec. 1504, or any similar group defined under a similar provision of state, local or foreign law.


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             "AMEX" means the American Stock Exchange.

             "Applicable Rate" means the corporate base rate of interest announced from time to time by First Chicago NBD Corporation, One First National Plaza, Chicago, IL 60670.

             "Base Purchase Price" has the meaning set forth in Section
        2.2 below.

             "Basis" means any past or present fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction that forms or could form the basis for any specified consequence.

             "Buyer" means The Randers Group Incorporated, a Delaware corporation.

             "Closing" has the meaning set forth in Section 2.3 below.

             "Closing Date" has the meaning set forth in Section 2.3 below.

             "Closing Balance Sheet has the meaning set forth in Section
        2.2 below.

             "Code" means the Internal Revenue Code of 1986, as amended.

             "Commission" means the United States Securities and Exchange Commission.

             "Commission Filings" has the meaning set forth in Section
        3.2.7 below.

             "Confidential Information" means any information concerning the businesses and affairs of Killam Group and its Subsidiaries that is not already generally available to the public.

             "Controlled Group of Corporations" has the meaning set forth in Code Sec. 1563.

             "Disclosure Schedule" has the meaning set forth in Section 4 below.

             "Employee Benefit Plan" means any (A) nonqualified deferred compensation or retirement plan or arrangement which is an Employee Pension Benefit Plan, (B) qualified defined contribution retirement plan or arrangement which is an Employee Pension Benefit Plan, (C) qualified defined benefit retirement plan or arrangement which is an Employee Pension Benefit Plan (including any Multiemployer Plan), or (D) Employee Welfare Benefit Plan or material fringe benefit plan or program.



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             "Employee Pension Benefit Plan" has the meaning set forth in
        ERISA Sec. 3(2).

             "Employee Welfare Benefit Plan" has the meaning set forth in ERISA Sec. 3(1).

             "Environmental, Health, and Safety Laws" means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Resource Conservation and Recovery Act of 1976, and the Occupational Safety and Health Act of 1970, each as amended, together with all other laws (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings, and charges thereunder) of federal, state, local, and foreign governments (and all agencies thereof) concerning pollution or protection of the environment, public health and safety, or employee health and safety, including laws relating to emissions, discharges, releases, or threatened releases of pollutants, contaminants, or chemical, industrial, hazardous, or toxic materials or wastes into ambient air, surface water, ground water, or lands or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of pollutants, contaminants, or chemical, industrial, hazardous, or toxic materials or wastes.

             "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

             "Extremely Hazardous Substance" has the meaning set forth in Sec. 302 of the Emergency Planning and Community Right-to-Know Act of 1986, as amended.

             "Fiduciary" has the meaning set forth in ERISA Sec. 3(21).

             "Financial Statement" has the meaning set forth in Section
        4.7 below.

             "GAAP" means United States generally accepted accounting principles as in effect from time to time.

             "Indemnified Party" has the meaning set forth in Section 8.4 below.

             "Indemnifying Party" has the meaning set forth in Section
        8.4 below.

             "Intellectual Property" means (A) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications, and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions, and reexaminations thereof, (B) all trademarks, service marks, trade dress, logos, trade names, and corporate names, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated

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        therewith, and all applications, registrations, and renewals in connection therewith, (C) all copyrightable works, all copyrights, and all applications, registrations, and renewals in connection therewith, (D) all mask works and all applications, registrations, and renewals in connection therewith, (E) all trade secrets and confidential business information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals), (F) all computer software (including data and related documentation), (G) all other proprietary rights, and (H) all copies and tangible embodiments thereof (in whatever form or medium).

             "Killam Group" means The Killam Group Inc., a Delaware corporation.

             "Killam Group Share" means any share of the voting common stock, non-voting common stock and preferred stock of Killam Group.

             "Knowledge" means actual knowledge after reasonable investigation.

             "Liability" means any liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including any liability for Taxes.

             "Most Recent Balance Sheet" means the balance sheet contained within the Most Recent Financial Statements.

             "Most Recent Financial Statements" has the meaning set forth in Section 4.7 below.

             "Most Recent Fiscal Month End" has the meaning set forth in
        Section 4.7 below.

             "Most Recent Fiscal Year End" has the meaning set forth in
        Section 4.7 below.

             "Multiemployer Plan" has the meaning set forth in ERISA Sec.
        3(37).

             "Ordinary Course of Business" means the ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency).

             "Party" has the meaning set forth in the preface above.

             "PBGC" means the Pension Benefit Guaranty Corporation.


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             "Person" means an individual, a partnership, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or a governmental entity (or any department, agency, or political subdivision thereof).

             "Prohibited Transaction" has the meaning set forth in ERISA Sec. 406 and Code Sec. 4975.

             "Reportable Event" has the meaning set forth in ERISA Sec.
        4043.

             "RGI Convertible Securities" has the meaning set forth in
        Section 3.2.6 below.

             "RGI Options" has the meaning set forth in Section 3.2.6 below.

             "RGI Shares" means the shares of RGI Stock being issued to Seller pursuant to this Agreement.

             "RGI Stock" means the common stock, $0.0001 par value per share, of The Randers Group Incorporated, a Delaware corporation.

             "Securities Act" means the Securities Act of 1933, as amended.

             "Securities Exchange Act" means the Securities Exchange Act of 1934, as amended.

             "Security Interest" means any mortgage, pledge, lien, encumbrance, charge, or other security interest, other than (A) mechanic's, materialmen's, and similar liens, (B) liens for Taxes not yet due and payable or for Taxes that the taxpayer is contesting in good faith through appropriate proceedings, (C) purchase money liens and liens securing rental payments under capital lease arrangements, and (D) other liens arising in the Ordinary Course of Business and not incurred in connection with the borrowing of money.

             "Seller" means Thermo TerraTech Inc., a Delaware corporation.

             "Subsidiary" means any corporation with respect to which a specified Person (or a Subsidiary thereof) owns a majority of the common stock or has the power to vote or direct the voting of sufficient securities to elect a majority of the directors.

             "Tax" means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code Sec. 59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added,

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        alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

             "Tax Return" means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

             "Third Party Claim" has the meaning set forth in Section 8.4 below.

        2.   Purchase and Sale of Killam Group Shares.

             2.1 Basic Transaction. On and subject to the terms and conditions of this Agreement, the Buyer agrees to purchase from the Seller, and the Seller agrees to sell to the Buyer, all of its Killam Group Shares for the consideration specified below in
        Section 2.2.

             2.2 Purchase Consideration. The Buyer shall deliver to the Seller at the Closing 103,569,600 fully paid and non-assessable shares of RGI Stock as the "Base Purchase Price." The parties acknowledge and agree that the number of shares of RGI Stock to be delivered at the Closing in payment of the Base Purchase Price represents the audited book value of Killam Group as of March 29, 1997, divided by $0.625 per share of RGI Stock so issued. Promptly following the Closing Date, but in any event no later than 45 days thereafter, Buyer will prepare a draft combined balance sheet for Killam Group and its Subsidiaries as of the Closing Date (the "Closing Balance Sheet"). Seller will review the Closing Balance Sheet and provide Buyer with any objections thereto within 30 days after Seller's receipt thereof. If Seller does not object within such 30-day period, then the Closing Balance Sheet shall be deemed to be accepted by Seller and shall become final. If Seller does object to the Closing Balance Sheet, then the Parties will use best efforts to resolve any such objections within 30 days. If the Parties are unable to resolve such objections within such 30-day period, then any disputed items will be resolved by an accounting firm designated jointly by the Parties and the Closing Balance Sheet shall be finalized in accordance with the determination of such firm. Upon finalization of the Closing Balance Sheet as provided above, the Base Purchase Price shall either be (a) increased by the amount, if any, by which the book value of Killam Group and its Subsidiaries as shown on the Closing Balance Sheet exceeds such book value as of March 29, 1997; or (b) decreased by the amount, if any, by which the book value of Killam Group and its Subsidiaries as of March 29, 1997 exceeds such book value as of March 29, 1997. Any such adjustment to the Base Purchase Price shall be settled in shares of RGI Stock, valued, in either case, at $0.625 per share.



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             2.3  The Closing.  The closing of the transactions
        contemplated by this Agreement (the "Closing") shall take place at the offices of McShane & Bowie, PLC, in Grand Rapids, MI, commencing at 9:00 a.m. local time on the second business day following the satisfaction or waiver of all conditions to the obligations of the Parties to consummate the transactions contemplated hereby (other than conditions with respect to actions the respective Parties will take at the Closing itself) or such other date as the Buyer and the Seller may mutually determine (the "Closing Date").

             2.4 Deliveries at the Closing. At the Closing, (A) the Seller will deliver to the Buyer the various certificates, instruments, and documents referred to in Section 7.1 below, (B) the Buyer will deliver to the Seller the various certificates, instruments, and documents referred to in Section 7.2 below, (C) the Seller will deliver to the Buyer stock certificates representing all of its Killam Group Shares, endorsed in blank or accompanied by duly executed assignment documents, and (D) the Buyer will deliver to the Seller the RGI Stock specified in
        Section 2.2 above.

        3.   Representations and Warranties Concerning the Transaction.

             3.1 Representations and Warranties of the Seller. The Seller represents and warrants to the Buyer that the statements contained in this Section 3.1 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this
        Section 3.1) with respect to itself, except as set forth in Annex I attached hereto.

                  3.1.1 Organization of Seller. The Seller is a corporation, the Seller is duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation.

                  3.1.2 Authorization of Transaction. The Seller has full corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement constitutes the valid and legally binding obligation of the Seller, enforceable in accordance with its terms and conditions. The Seller need not give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order to consummate the transactions contemplated by this Agreement.

                  3.1.3 Noncontravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (A) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which the Seller is

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        subject or, any provision of its charter or bylaws or (B)
        conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which the Seller is a party or by which it is bound or to which any of its assets is subject. The transactions contemplated by this Agreement have been approved by all requisite corporate action of the Seller.

                  3.1.4 Brokers' Fees. The Seller has no Liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which the Buyer could become liable or obligated.

                  3.1.5 Investment. The Seller (A) understands that the RGI Stock has not been, and will not be, registered under the Securities Act, or under any state securities laws, and is being offered and sold in reliance upon federal and state exemptions for transactions not involving any public offering, (B) is acquiring the RGI Stock solely for its own account for investment purposes, and not with a view to the distribution thereof, (C) is a sophisticated investor with knowledge and experience in business and financial matters, (D) has received certain information concerning the Buyer and has had the opportunity to obtain additional information as desired in order to evaluate the merits and the risks inherent in holding the RGI Stock, (E) is able to bear the economic risk and lack of liquidity inherent in holding the RGI Stock, and (F) is an Accredited Investor.

                  3.1.6 Killam Group Shares. The Seller holds of record and owns beneficially 100 Killam Group Shares, free and clear of any restrictions on transfer (other than any restrictions under the Securities Act and state securities laws), Taxes, Security Interests, options, warrants, purchase rights, contracts, commitments, equities, claims, and demands. The Killam Group Shares owned by Seller represent 100% of the issued and outstanding capital stock of Killam Group. The Seller is not a party to any option, warrant, purchase right, or other contract or commitment that could require the Seller to sell, transfer, or otherwise dispose of any capital stock of Killam Group (other than this Agreement). The Seller is not a party to any voting trust, proxy, or other agreement or understanding with respect to the voting of any capital stock of Killam Group.

             3.2 Representations and Warranties of the Buyer. The Buyer represents and warrants to the Seller that the statements contained in this Section 3.2 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this
        Section 3.2), except as set forth in Annex II attached hereto.



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                  3.2.1  Organization of the Buyer.  The Buyer is a
        corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation.

                  3.2.2 Authorization of Transaction. The Buyer has full power and authority (including full corporate power and authority) to execute and deliver this Agreement and to perform its obligations hereunder except that the approval of Buyer's shareholders is required to list the RGI Shares to be issued to the Seller on AMEX. This Agreement constitutes the valid and legally binding obligation of the Buyer, enforceable in accordance with its terms and conditions. The Buyer need not give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order to consummate the transactions contemplated by this Agreement.

                  3.2.3 Noncontravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (A) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which the Buyer is subject or any provision of its charter or bylaws or (B) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which the Buyer is a party or by which it is bound or to which any of its assets is subject.

                  3.2.4 Brokers' Fees. The Buyer has no Liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which the Seller could become liable or obligated.

                  3.2.5 Investment. The Buyer (A) understands that the Killam Group Shares have not been, and will not be, registered under the Securities Act, or under any state securities laws, and is being offered and sold in reliance upon federal and state exemptions for transactions not involving any public offering,
        (B) is acquiring the Killam Group Shares solely for its own account for investment purposes, and not with a view to the distribution thereof, (C) is a sophisticated investor with knowledge and experience in business and financial matters, (D) has received certain information concerning Killam Group and has had the opportunity to obtain additional information as desired in order to evaluate the merits and the risks inherent in holding the Killam Group Shares, (E) is able to bear the economic risk, and (F) is an Accredited Investor.

                  3.2.6 Capitalization of Buyer. The authorized capital stock of the Buyer consists of (i) 30,000,000 shares of RGI Stock, of which 14,115,682 shares are issued and outstanding.

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        Section 3.2 of the Disclosure Schedule sets forth a complete and accurate list of (i) all holders of options, warrants and other rights to purchase shares of RGI Stock (collectively, "RGI Options"), indicating the type and number of shares subject to each such RGI Option, and the exercise price, vesting status and termination date of each such RGI Option, and (ii) all holders of any notes or other securities that are or may be convertible into RGI Stock (collectively, "RGI Convertible Securities"). All of the issued and outstanding shares of RGI Stock are, and all shares of RGI Stock that may be issued in connection with this Agreement, upon the exercise of any RGI Options, or upon the exercise or conversion of any RGI Convertible Securities, will be, upon such issuance, duly authorized, validly issued, fully paid, nonassessable and free of all preemptive rights. Except as set forth in Section 3.2 of the Disclosure Schedule, there are no outstanding or authorized shares of capital stock or other securities or options, warrants, rights, agreements or commitments to which the Buyer is a party or which are binding upon the Buyer providing for the issuance, disposition or acquisition of any of its capital stock or other securities. There are no outstanding or authorized stock appreciation, phantom stock or similar rights with respect to the Buyer. There are no agreements, voting trusts, proxies, or understandings with respect to the voting or registration under the Securities Act, of any shares of any capital stock of the Buyer to which the Buyer is party. The Buyer is not party to any agreements, voting trusts, proxies, or understandings with respect to the voting or registration under the Securities Act of any shares of any capital stock of the Buyer. All of the issued and outstanding shares of RGI Stock and other outstanding securities of the Buyer were issued in compliance with applicable federal and state securities laws. No repurchase of capital stock by the Buyer (i) violated the Buyer's Certificate of Incorporation or Bylaws or any laws, rules or regulations applicable to the Buyer or (ii) caused any breach of any agreement to which the Buyer is or was a party. The RGI Stock is listed for trading in the Emerging Company Marketplace of AMEX and, to the Knowledge of the Buyer, no proceedings to delist such RGI Stock have been commenced or are contemplated by AMEX.

                  3.2.7 Buyer's SEC Documents. Buyer has provided Seller with access to true and complete copies of each document (including exhibits, but excluding exhibits incorporated by reference) filed by Buyer with the Commission since January 1, 1995 (as such documents have since the time of their filing been amended, the "Commission Filings"), which are all documents (other than preliminary material) that the Buyer was required to file with the Commission since such date. As of their respective dates, the Commission Filings complied in all material respects with the requirements of the Securities Act and/or the Exchange Act, as the case may be, and the rules and regulations of the Commission thereunder applicable to such Commission Filings and none of the Commission Filings when filed contained any untrue statement of a material fact or omitted to state a material fact

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        required to be stated therein or necessary to make the statements therein, at the time in light of the circumstances under which they were made, not misleading. The financial statements of the Buyer included in the Commission Filings complied as to form in all material respects with applicable accounting requirements and with published rules and regulations of the Commission with respect thereto, have been prepared in accordance with generally accepted accounting principles applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto or, in the case of the unaudited statements, as permitted by the rules of the Commission) and fairly present (subject, in the case of the unaudited statements, to normal recurring audit adjustments) the consolidated financial position of the Buyer and its consolidated subsidiaries as at the dates thereof and the consolidated results of their operations and cash flows for the periods then ended.

                  3.2.8 Prior Representations of Buyer. Except as expressly modified hereby, all representations and warranties made by Buyer to Seller in an agreement dated May 12, 1997, regarding the purchase of certain shares of RGI Stock from certain shareholders of Buyer remain true and correct in all material respects as of the date of this Agreement.

        4. Representations and Warranties Concerning Killam Group and Its Subsidiaries. The Seller represents and warrants to the Buyer that the statements contained in this Section 4 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Section 4), except as set forth in the disclosure schedule delivered by the Seller to the Buyer on the date hereof and initialed by the Parties (the "Disclosure Schedule"). Nothing in the Disclosure Schedule shall be deemed adequate to disclose an exception to a representation or warranty made herein, however, unless the Disclosure Schedule identifies the exception with reasonable particularity and describes the relevant facts in reasonable detail. Without limiting the generality of the foregoing, the mere listing (or inclusion of a copy) of a document or other item shall not be deemed adequate to disclose an exception to a representation or warranty made herein (unless the representation or warranty has to do with the existence of the document or other item itself). The Disclosure Schedule will be arranged in paragraphs corresponding to the lettered and numbered paragraphs contained in this Section 4.

             4.1 Organization, Qualification, and Corporate Power. Each of Killam Group and its Subsidiaries is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation. Each of Killam Group and its Subsidiaries is duly authorized to conduct business and is in good standing under the laws of each jurisdiction where such qualification is required. Each of Killam Group and its Subsidiaries has full corporate power and authority and all

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        licenses, permits, and authorizations necessary to carry on the businesses in which it is engaged and in which it presently proposes to engage and to own and use the properties owned and used by it. The Seller has made available to the Buyer correct and complete copies of the charter and bylaws of each of Killam Group and its Subsidiaries (as amended to date). The minute books (containing the records of meetings of the stockholders, the board of directors, and any committees of the board of directors), the stock certificate books, and the stock record books of each of Killam Group and its Subsidiaries are correct and complete. None of Killam Group and its Subsidiaries is in default under or in violation of any provision of its charter or bylaws.

             4.2 Capitalization. The authorized capital stock of Killam Group consists of 1,000 shares of common stock, par value of $0.01 per share. There is no other capital stock of Killam Group authorized for issuance and these shares collectively constitute the total issued and outstanding share capital of the Killam Group. All of the issued and outstanding Killam Group Shares have been duly authorized, are validly issued, fully paid, and nonassessable, and are held of record by the Seller. There are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other contracts or commitments that could require either Killam Group or its Subsidiaries to issue, sell, or otherwise cause to become outstanding any of its capital stock. There are no outstanding or authorized stock appreciation, phantom stock, profit participation, or similar rights with respect to Killam Group or its Subsidiaries. There are no voting trusts, proxies, or other agreements or understandings with respect to the voting of the capital stock of Killam Group or its Subsidiaries.

             4.3 Noncontravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (A) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which any of Killam Group and its Subsidiaries is subject or any provision of the charter or bylaws of any of Killam Group and its Subsidiaries or
        (B) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which any of Killam Group and its Subsidiaries is a party or by which it is bound or to which any of its assets is subject (or result in the imposition of any Security Interest upon any of its assets). None of Killam Group and its Subsidiaries needs to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order for the Parties to consummate the transactions contemplated by this Agreement.

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





             4.4  Brokers' Fees.  None of Killam Group and its
        Subsidiaries has any Liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement.

             4.5 Title to Assets. Killam Group and its Subsidiaries have good and marketable title to, or a valid leasehold interest in, the properties and assets used by them, located on their premises, or shown on the Most Recent Balance Sheet or acquired after the date thereof, free and clear of all Security Interests, except for properties and assets disposed of in the Ordinary Course of Business since the date of the Most Recent Balance Sheet.

             4.6 Subsidiaries. Section 4.6 of the Disclosure Schedule sets forth for each Subsidiary of Killam Group its name and jurisdiction of incorporation. All of the issued and outstanding shares of capital stock of each Subsidiary of Killam Group have been duly authorized and are validly issued, fully paid, and nonassessable. One of Killam Group and its Subsidiaries holds of record and owns beneficially all of the outstanding shares of each Subsidiary of Killam Group, free and clear of any restrictions on transfer (other than restrictions under the Securities Act and state securities laws), Taxes, Security Interests, options, warrants, purchase rights, contracts, commitments, equities, claims, and demands. There are no outstanding or authorized options, warrants, purchase rights, conversion rights, exchange rights, or other contracts or commitments that could require any of Killam Group and its Subsidiaries to sell, transfer, or otherwise dispose of any capital stock of any of its Subsidiaries or that could require any Subsidiary of Killam Group to issue, sell, or otherwise cause to become outstanding any of its own capital stock. There are no outstanding stock appreciation, phantom stock, profit participation, or similar rights with respect to any Subsidiary of Killam Group. There are no voting trusts, proxies, or other agreements or understandings with respect to the voting of any capital stock of any Subsidiary of Killam Group. None of Killam Group and its Subsidiaries controls directly or indirectly or has any direct or indirect equity participation in any corporation, partnership, trust, or other business association which is not a Subsidiary of Killam Group.

             4.7 Financial Statements. Prior to the date hereof, Seller has delivered to Buyer the following financial statements (collectively the "Financial Statements"): (A) audited consolidated and unaudited consolidating balance sheets and statements of income, changes in stockholders' equity, and cash flow as of and for the fiscal years ended April 1, 1995, March 30, 1996, and March 29, 1997 (the "Most Recent Fiscal Year End") for Killam Group and its Subsidiaries; and (B) unaudited consolidated and consolidating balance sheets and statements of income, changes in stockholders' equity, and cash flow (the "Most Recent Financial Statements") as of and for the three months

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





        ended June 28, 1997 (the "Most Recent Fiscal Month End") for Killam Group and its Subsidiaries. The Financial Statements (including the notes thereto) have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby, present fairly the financial condition of Killam Group and its Subsidiaries as of such dates and the results of operations of Killam Group and its Subsidiaries for such periods, are correct and complete, and are consistent with the books and records of Killam Group and its Subsidiaries (which books and records are correct and complete); provided, however, that the Most Recent Financial Statements are subject to normal year-end adjustments (which will not be material individually or in the aggregate) and lack footnotes and other presentation items.

             4.8 Events Subsequent to Most Recent Fiscal Year End. Since the Most Recent Fiscal Year End, there has not been any material adverse change in the business, financial condition, operations, results of operations, or future prospects of any of Killam Group and its Subsidiaries. Without limiting the generality of the foregoing, since that date:

                  (i) none of Killam Group and its Subsidiaries has sold, leased, transferred, or assigned any of its assets, tangible or intangible, other than for a fair consideration in the Ordinary Course of Business;

                  (ii) none of Killam Group and its Subsidiaries has entered into any agreement, contract, lease, or license (or series of related agreements, contracts, leases, and licenses) involving more than $50,000 and outside the Ordinary Course of Business;

                  (iii) no party (including any of Killam Group and its Subsidiaries) has accelerated, terminated, modified, or canceled any agreement, contract, lease, or license (or series of related agreements, contracts, leases, and licenses) involving more than $50,000 to which any of Killam Group and its Subsidiaries is a party or by which any of them is bound;

                  (iv) none of Killam Group and its Subsidiaries has imposed any Security Interest upon any of its assets, tangible or intangible;

                  (v) none of Killam Group and its Subsidiaries has made any capital expenditure (or series of related capital expenditures) involving more than $50,000 and outside the Ordinary Course of Business;

                  (vi) none of Killam Group and its Subsidiaries has made any capital investment in, any loan to, or any acquisition of the securities or assets of, any other Person (or series of related capital investments, loans, and acquisitions) involving more than $50,000;

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





                  (vii) none of Killam Group and its Subsidiaries has issued any note, bond, or other debt security or created, incurred, assumed, or guaranteed any indebtedness for borrowed money or capitalized lease obligation either involving more than $25,000 singly or $50,000 in the aggregate;

                  (viii) none of Killam Group and its Subsidiaries has delayed or postponed the payment of accounts payable and other Liabilities outside the Ordinary Course of Business;

                  (ix) none of Killam Group and its Subsidiaries has canceled, compromised, waived, or released any right or claim (or series of related rights and claims) either involving more than $50,000 or outside the Ordinary Course of Business;

                  (x) none of Killam Group and its Subsidiaries has granted any license or sublicense of any rights under or with respect to any Intellectual Property outside the Ordinary Course of Business;

                  (xi) there has been no change made or authorized in the charter or bylaws of any of Killam Group and its Subsidiaries;

                  (xii) except in connection with the issuance of 100 Killam Group Shares to Seller upon the incorporation of the Killam Group in September of 1997, none of Killam Group and its Subsidiaries has issued, sold, or otherwise disposed of any of its capital stock, or granted any options, warrants, or other rights to purchase or obtain (including upon conversion, exchange, or exercise) any of its capital stock;

                  (xiii) none of Killam Group and its Subsidiaries has declared, set aside, or paid any dividend or made any distribution with respect to its capital stock (whether in cash or in kind) or redeemed, purchased, or otherwise acquired any of its capital stock;

                  (xiv) none of Killam Group and its Subsidiaries has experienced any material damage, destruction, or loss (whether or not covered by insurance) to its property;

                  (xv) none of Killam Group and its Subsidiaries has made any loan to, or entered into any other transaction with, any of its directors, officers, and employees outside the Ordinary Course of Business;

                  (xvi) none of Killam Group and its Subsidiaries has entered into any employment contract or collective bargaining agreement, written or oral, or modified the terms of any existing such contract or agreement;

                  (xvii) none of Killam Group and its Subsidiaries has granted any increase in the base compensation of any of its

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





        directors, officers, and employees outside the Ordinary Course of Business;

                  (xviii) none of Killam Group and its Subsidiaries has adopted, amended, modified, or terminated any bonus, profit-sharing, incentive, severance, or other plan, contract, or commitment for the benefit of any of its directors, officers, and employees (or taken any such action with respect to any other Employee Benefit Plan);

                  (xix) none of Killam Group and its Subsidiaries has made any other change in employment terms for any of its directors, officers, and employees outside the Ordinary Course of Business;

                  (xx) none of Killam Group and its Subsidiaries has made or pledged to make any charitable or other capital contribution outside the Ordinary Course of Business;

                  (xxi)  there has not been any other material
        occurrence, event, incident, action, failure to act, or transaction outside the Ordinary Course of Business involving any of Killam Group and its Subsidiaries; and

                  (xxii) none of Killam Group and its Subsidiaries has committed to any of the foregoing.

             4.9 Undisclosed Liabilities. None of Killam Group and its Subsidiaries has any Liability (and, to the Knowledge of Seller, there is no Basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against any of them giving rise to any Liability), except for (A) Liabilities set forth in the Most Recent Financial Statements, including the notes thereto, and (B) Liabilities which have arisen after the date of the Most Recent Financial Statements in the Ordinary Course of Business (none of which results from, arises out of, relates to, is in the nature of, or was caused by any breach of contract, breach of warranty, tort, infringement, or violation of law).

             4.10 Legal Compliance. Each of Killam Group, its Subsidiaries, and their respective predecessors, has complied with all applicable laws (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings, and charges thereunder) of federal, state, local, and foreign governments (and all agencies thereof), and no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand, or notice has been filed or commenced against any of them alleging any failure so to comply.

             4.11  Tax Matters.

                  4.11.1 Each of Killam Group and its Subsidiaries has filed all Tax Returns that it was required to file. All such Tax

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





        Returns were correct and complete in all respects. All Taxes owed by any of Killam Group and its Subsidiaries (whether or not shown on any Tax Return) have been paid. None of Killam Group and its Subsidiaries currently is the beneficiary of any extension of time within which to file any Tax Return. No claim has ever been made by an authority in a jurisdiction where any of Killam Group and its Subsidiaries does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. There are no Security Interests on any of the assets of any of Killam Group and its Subsidiaries that arose in connection with any failure (or alleged failure) to pay any Tax.

                  4.11.2 Each of Killam Group and its Subsidiaries has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party.

                  4.11.3 The Seller does not expect any authority to assess any additional Taxes for any period for which Tax Returns have been filed. There is no dispute or claim concerning any Tax Liability of any of Killam Group and its Subsidiaries either (A) claimed or raised by any authority in writing or (B) as to the Seller and the directors and officers (and employees responsible for Tax matters) of Killam Group and its Subsidiaries has Knowledge based upon personal contact with any agent of such authority. The Seller has made available to the Buyer correct and complete copies of all federal income Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by any of Killam Group and its Subsidiaries since April 1, 1995.

                  4.11.4 None of Killam Group and its Subsidiaries has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

                  4.11.5 None of Killam Group and its Subsidiaries has filed a consent under Code Sec. 341(f) concerning collapsible corporations. None of Killam Group and its Subsidiaries has made any payments, is obligated to make any payments, or is a party to any agreement that under certain circumstances could obligate it to make any payments that will not be deductible under Code Sec. 280G. None of Killam Group and its Subsidiaries has been a United States real property holding corporation within the meaning of Code Sec. 897(c)(2) during the applicable period specified in Code Sec. 897(c)(1)(A)(ii). Each of Killam Group and its Subsidiaries has disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Code Sec. 6662. None of Killam Group and its Subsidiaries is a party to any Tax allocation or sharing agreement. None of Killam Group and its Subsidiaries (A) has been a member of an Affiliated Group filing a consolidated federal income Tax Return (other than a

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





        group the common parent of which was Killam Group) or (B) has any Liability for the Taxes of any Person (other than any of Killam Group and its Subsidiaries) under Treas. Reg. Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.

                  4.11.6 The unpaid Taxes of Killam Group and its Subsidiaries (A) did not, as of the Most Recent Fiscal Month End, exceed the reserve for Tax Liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Most Recent Balance Sheet (rather than in any notes thereto) and (B) do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of Killam Group and its Subsidiaries in filing their Tax Returns.

             4.12  Real Property.

                  4.12.1 Section 4.12.1 of the Disclosure Schedule lists and describes briefly all real property that any of Killam Group and its Subsidiaries owns. With respect to each such parcel of owned real property:

                       (i) the identified owner has good and marketable title to the parcel of real property, free and clear of any Security Interest, easement, covenant, or other restriction, except for installments of special assessments not yet delinquent and recorded easements, covenants, and other restrictions which do not impair the current use, occupancy, or value, or the marketability of title, of the property subject thereto;

                       (ii) there are no pending or, to the Knowledge of Seller, threatened condemnation proceedings, lawsuits, or administrative actions relating to the property or other matters affecting materially and adversely the current use, occupancy, or value thereof;

                       (iii)  the legal description for the parcel
        contained in the deed thereof describes such parcel fully and adequately, the buildings and improvements are located within the boundary lines of the described parcels of land, are not in violation of applicable setback requirements, zoning laws, and ordinances (and none of the properties or buildings or improvements thereon are subject to "permitted non-conforming use" or permitted non-conforming structure" classifications), and do not encroach on any easement which may burden the land, and the land does not serve any adjoining property for any purpose inconsistent with the use of the land, and the property is not located within any flood plain or subject to any similar type restriction for which any permits or licenses necessary to the use thereof have not been obtained;

                       (iv) all facilities have received all approvals of governmental authorities (including licenses and permits)

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





        required in connection with the ownership or operation thereof and have been operated and maintained in accordance with applicable laws, rules, and regulations;

                       (v) there are no leases, subleases, licenses, concessions, or other agreements, written or oral, granting to any party or parties the right of use or occupancy of any portion of the parcel of real property;

                       (vi) there are no outstanding options or rights of first refusal to purchase the parcel of real property, or any portion thereof or interest therein;

                       (vii) there are no parties (other than Killam Group and its subsidiaries) in possession of the parcel of real property, other than tenants under any leases disclosed in
        Section 4.12.1 of the Disclosure Schedule who are in possession of space to which they are entitled;

                       (viii) all facilities located on the parcel of real property are supplied with utilities and other services necessary for the operation of such facilities, including gas, electricity, water, telephone, sanitary sewer, and storm sewer, all of which services are adequate in accordance with all applicable laws, ordinances, rules, and regulations and are provided via public roads or via permanent, irrevocable, appurtenant easements benefiting the parcel of real property; and

                       (ix) each parcel of real property abuts on and has direct vehicular access to a public road, or has access to a public road via a permanent, irrevocable, appurtenant easement benefiting the parcel of real property, and access to the property is provided by paved public right-of-way with adequate curb cuts available.

                  4.12.2 Section 4.12.2 of the Disclosure Schedule lists and describes briefly all real property leased or subleased to any of Killam Group and its Subsidiaries. The Seller has made available to the Buyer correct and complete copies of the leases and subleases listed in Section 4.12.2 of the Disclosure Schedule (as amended to date). With respect to each lease and sublease listed in Section 4.12.2 of the Disclosure Schedule:

                       (i)  the lease or sublease is legal, valid,
        binding, enforceable, and in full force and effect;

                       (ii) the lease or sublease will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the transactions contemplated hereby;

                       (iii) no party to the lease or sublease is in breach or default, and no event has occurred which, with notice

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





        or lapse of time, would constitute a breach or default or permit termination, modification, or acceleration thereunder;

                       (iv)  no party to the lease or sublease has
        repudiated any provision thereof;

                       (v) there are no disputes, oral agreements, or forbearance programs in effect as to the lease or sublease;

                       (vi)  with respect to each sublease, the
        representations and warranties set forth in subsections (i) through (v) above are true and correct with respect to the underlying lease;

                       (vii) none of Killam Group and its Subsidiaries has assigned, transferred, conveyed, mortgaged, deeded in trust, or encumbered any interest in the leasehold or subleasehold;

                       (viii)  all facilities leased or subleased
        thereunder have received all approvals of governmental authorities (including licenses and permits) required in connection with the operation thereof and have been operated and maintained in accordance with applicable laws, rules, and regulations;

                       (ix)  all facilities leased or subleased
        thereunder are supplied with utilities and other services necessary for the operation of said facilities; and

                       (x) to the Knowledge of the Seller, the owner of the facility leased or subleased has good and marketable title to the parcel of real property, free and clear of any Security Interest, easement, covenant, or other restriction, except for installments of special easements not yet delinquent and recorded easements, covenants, and other restrictions which do not impair the current use, occupancy, or value, or the marketability of title, of the property subject thereto.

             4.13  Intellectual Property.

                  4.13.1 Killam Group and its Subsidiaries own or have the right to use pursuant to license, sublicense, agreement, or permission all Intellectual Property necessary or desirable for the operation of the businesses of Killam Group and its Subsidiaries as presently conducted and as presently proposed to be conducted. Each item of Intellectual Property owned or used by any of Killam Group and its Subsidiaries immediately prior to the Closing hereunder will be owned or available for use by Killam Group or the Subsidiary on identical terms and conditions immediately subsequent to the Closing hereunder. Each of Killam Group and its Subsidiaries has taken all action deemed reasonably necessary or desirable to maintain and protect each item of Intellectual Property that it owns or uses.

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





                  4.13.2 None of Killam Group and its Subsidiaries has interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property rights of third parties, and none of the Seller, Killam Group, or its Subsidiaries has ever received any charge, complaint, claim, demand, or notice alleging any such interference, infringement, misappropriation, or violation (including any claim that any of Killam Group and its Subsidiaries must license or refrain from using any Intellectual Property rights of any third party). To the Knowledge of any of Seller, no third party has interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property rights of any of Killam Group and its Subsidiaries.

                  4.13.3 The Seller has made available to the Buyer correct and complete copies of each patent or registration which is pending or which has been issued to any of Killam Group and its Subsidiaries with respect to any of its Intellectual Property, and each license, agreement, or other permission which any of Killam Group and its Subsidiaries has granted to any third party other than in the Ordinary Course of Business with respect to any of its Intellectual Property. The Seller has made available to the Buyer correct and complete copies of all written documentation evidencing ownership and prosecution (if applicable) of each such item. Section 4.13.3 of the Disclosure
        Schedule identifies each trade name or unregistered trademark used by any of Killam Group and its Subsidiaries in connection with any of its businesses. With respect to each item of Intellectual Property:

                       (i) Killam Group and its Subsidiaries possess all right, title, and interest in and to the item, free and clear of any Security Interest, license, or other restriction;

                       (ii) the item is not subject to any outstanding injunction, judgment, order, decree, ruling, or charge;

                       (iii)  no action, suit, proceeding, hearing,
        investigation, charge, complaint, claim, or demand is pending or, to the Knowledge of Seller is threatened which challenges the legality, validity, enforceability, use, or ownership of the item; and

                       (iv) none of Killam Group and its Subsidiaries has ever agreed to indemnify any Person for or against any interference, infringement, misappropriation, or other conflict with respect to the item.

                  4.13.4 Section 4.13.4 of the Disclosure Schedule identifies each item of Intellectual Property that any third party owns and that any of Killam Group and its Subsidiaries uses pursuant to license, sublicense, agreement, or permission granted other than in the Ordinary Course of Business. The Seller has made available to the Buyer correct and complete copies of all

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





        such licenses, sublicenses, agreements, and permissions (as amended to date). With respect to each item of Intellectual Property required to be identified in Section 4(m)(iv) of the Disclosure Schedule:

                       (i)  the license, sublicense, agreement, or
        permission covering the item is legal, valid, binding, enforceable, and in full force and effect;

                       (ii)  the license, sublicense, agreement, or
        permission will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the Closing;

                       (iii)  no party to the license, sublicense,
        agreement, or permission is in breach or default, and no event has occurred which with notice or lapse of time would constitute a breach or default or permit termination, modification, or acceleration thereunder;

                       (iv)  no party to the license, sublicense,
        agreement, or permission has repudiated any provision thereof;

                       (v)  with respect to each sublicense, the
        representations and warranties set forth in subsections (i) through (iv) above are true and correct with respect to the underlying license;

                       (vi) the underlying item of Intellectual Property is not subject to any outstanding injunction, judgment, order, decree, ruling, or charge;

                       (vii)  no action, suit, proceeding, hearing,
        investigation, charge, complaint, claim, or demand is pending or, to the Knowledge of Seller, is threatened which challenges the legality, validity, or enforceability of the underlying item of Intellectual Property; and

                       (viii) none of Killam Group and its Subsidiaries has granted any sublicense or similar right with respect to the license, sublicense, agreement, or permission.

                  4.13.5 To the Knowledge of Seller, none of the transactions contemplated by this Agreement will interfere with, infringe upon, misappropriate, or otherwise come into conflict with, any Intellectual Property rights of third parties as a result of the continued operation of its business as presently conducted and as presently proposed to be conducted.

                  4.13.6  The Seller has no Knowledge of any new
        products, inventions, procedures, or methods of manufacturing or processing that any competitors or other third parties have developed which reasonably could be expected to supersede or make

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





        obsolete any product or process of any of Killam Group and its Subsidiaries.

             4.14 Tangible Assets. Killam Group and its Subsidiaries own or lease all buildings, machinery, equipment, and other tangible assets necessary for the conduct of their businesses as presently conducted and as presently proposed to be conducted. Each such tangible asset is free from material defects, has been maintained in accordance with normal industry practice, is in good operating condition and repair (subject to normal wear and tear), and is suitable for the purposes for which it presently is used and presently is proposed to be used.

             4.15  [Not used.]

             4.16 Contracts. The Seller has made available to the Buyer a correct and complete copy of each written agreement identified below to which Killam Group and its Subsidiaries is a party and a written summary setting forth the terms and conditions of each oral agreement that would be required to be identified below were such agreement in written form:

                  (i) any agreement (or group of related agreements) for the lease of personal property to or from any Person providing for lease payments in excess of $10,000 per annum;

                  (ii) any agreement (or group of related agreements) for the purchase or sale of raw materials, commodities, supplies, products, or other personal property, or for the furnishing or receipt of services, the performance of which will extend over a period of more than one year, result in a material loss to any of Killam Group and its Subsidiaries, or involve consideration in excess of $10,000;

                  (iii) any agreement concerning a partnership or joint venture;

                  (iv) any agreement (or group of related agreements) under which it has created, incurred, assumed, or guaranteed any indebtedness for borrowed money, or any capitalized lease obligation, in excess of $10,000 or under which it has imposed a Security Interest on any of its assets, tangible or intangible;

                  (v) any agreement concerning confidentiality or noncompetition;

                  (vi) any agreement with any of the Seller and its Affiliates (other than Killam Group and its Subsidiaries);

                  (vii)  any profit sharing, stock option, stock
        purchase, stock appreciation, deferred compensation, severance, or other plan or arrangement for the benefit of its current or former directors, officers, and employees;

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                  (viii)  any collective bargaining agreement;

                  (ix)  any agreement for the employment of any
        individual on a full-time, part-time, consulting, or other basis providing annual compensation in excess of $10,000 or providing severance benefits;

                  (x) any agreement under which it has advanced or loaned any amount to any of its directors, officers, and employees outside the Ordinary Course of Business;

                  (xi) any agreement under which the consequences of a default or termination could have a material adverse effect on the business, financial condition, operations, results of operations, or future prospects of any of Killam Group and its Subsidiaries; or

                  (xii) any other agreement (or group of related agreements) the performance of which involves consideration in excess of $10,000.

        With respect to each such agreement listed above: (A) the agreement is legal, valid, binding, enforceable, and in full force and effect; (B) the agreement will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the transactions contemplated hereby; (C) no party is in breach or default, and no event has occurred which with notice or lapse of time would constitute a breach or default, or permit termination, modification, or acceleration, under the agreement; and (D) no party has repudiated any provision of the agreement.

             4.17 Notes and Accounts Receivable. All notes and accounts receivable of Killam Group and its Subsidiaries are reflected properly on their books and records, are valid receivables subject to no setoffs or counterclaims, are current and collectible, and will be collected in accordance with their terms at their recorded amounts, subject only to the reserve for bad debts set forth on the face of the Most Recent Balance Sheet (rather than in any notes thereto) as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of Killam Group and its Subsidiaries.

             4.18 Powers of Attorney. There are no outstanding powers of attorney executed on behalf of any of Killam Group and its Subsidiaries.

             4.19 Insurance. Section 4.19 of the Disclosure Schedule sets forth the following information with respect to each insurance policy (including policies providing property, casualty, liability, and workers' compensation coverage and bond and surety arrangements) to which any of Killam Group and its Subsidiaries has been a party, a named insured, or otherwise the beneficiary of coverage at any time within the past three years,

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





        other than insurance coverage provided to Killam Group and its Subsidiaries by the umbrella coverage of Thermo Electron
        Corporation, the ultimate parent entity of Seller:

                  (i) the name, address, and telephone number of the agent;

                  (ii) the name of the insurer, the name of the policyholder, and the name of each covered insured;

                  (iii)  the policy number and the period of coverage;

                  (iv) the scope (including an indication of whether the coverage was on a claims made, occurrence, or other basis) and amount (including a description of how deductibles and ceilings are calculated and operate) of coverage; and

                  (v) a description of any retroactive premium adjustments or other loss-sharing arrangements.

        With respect to each such insurance policy to which any of Killam Group and its Subsidiaries is a party, a named insured or a beneficiary: (A) the policy is legal, valid, binding, enforceable, and in full force and effect; (B) the policy will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the transactions contemplated hereby; (C) neither any of Killam Group and its Subsidiaries nor any other party to the policy is in breach or default (including with respect to the payment of premiums or the giving of notices), and no event has occurred which, with notice or the lapse of time, would constitute such a breach or default, or permit termination, modification, or acceleration, under the policy; and (D) no party to the policy has repudiated any provision thereof. Each of Killam Group and its Subsidiaries has been covered during the past five years by insurance in scope and amount customary and reasonable for the businesses in which it has engaged during the aforementioned period. Section 4.19 of the Disclosure Schedule describes any self-insurance arrangements affecting any of Killam Group and its Subsidiaries.

             4.20 Litigation. Neither Killam Group nor any of its Subsidiaries is a party to any action, suit, proceeding, hearing, or investigation which, to the Knowledge of Seller, could result in any material adverse change in the business, financial condition, operations, results of operations, or future prospects of Killam Group and its Subsidiaries, taken as a whole. The Seller has no reason to believe that any such action, suit, proceeding, hearing, or investigation may be brought or threatened against any of Killam Group and its Subsidiaries.

             4.21 Contractual Commitments. The services Killam Group and its Subsidiaries have provided their customers have been in conformity with all applicable contractual commitments, and none

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        of Killam Group and its Subsidiaries has any Liability (and, to
        the Knowledge of Seller, there is no Basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against any of them giving rise to any Liability) for damages in connection therewith, subject only to the reserve for claims set forth in the Most Recent Financial Statements, including the notes thereto, as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of Killam Group and its Subsidiaries.

             4.22  [Not used.]

             4.23 Employees. To the Knowledge of Seller, no executive, key employee, or group of employees has any plans to terminate employment with any of Killam Group and its Subsidiaries. None of Killam Group and its Subsidiaries is a party to or bound by any collective bargaining agreement, nor has any of them experienced any strikes, grievances, claims of unfair labor practices, or other collective bargaining disputes. None of Killam Group and its Subsidiaries has committed any unfair labor practice. The Seller has no Knowledge of any organizational effort presently being made or threatened by or on behalf of any labor union with respect to employees of any of Killam Group and its Subsidiaries.

             4.24  Employee Benefits.

                  4.24.1 Section 4.24.1 of the Disclosure Schedule lists each Employee Benefit Plan that any of Killam Group and its Subsidiaries maintains or to which any of Killam Group and its Subsidiaries contributes. With respect to each such Employee Benefit Plan:

                       (i) Each such Employee Benefit Plan (and each related trust, insurance contract, or fund) complies in form and in operation in all respects with the applicable requirements of ERISA, the Code, and other applicable laws.

                       (ii)  All required reports and descriptions
        (including Form 5500 Annual Reports, Summary Annual Reports, PBGC-1's, and Summary Plan Descriptions) have been filed or distributed appropriately with respect to each such Employee Benefit Plan. The requirements of Part 6 of Subtitle B of Title I of ERISA and of Code Sec. 4980B have been met with respect to each such Employee Benefit Plan which is an Employee Welfare Benefit Plan.

                       (iii) All contributions (including all employer contributions and employee salary reduction contributions) which are due have been paid to each such Employee Benefit Plan which is an Employee Pension Benefit Plan and all contributions for any period ending on or before the Closing Date which are not yet due have been paid to each such Employee Pension Benefit Plan or accrued in accordance with the past custom and practice of Killam Group and its Subsidiaries. All premiums or other payments for

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        all periods ending on or before the Closing Date have been paid with respect to each such Employee Benefit Plan which is an Employee Welfare Benefit Plan.

                       (iv) Each such Employee Benefit Plan which is an Employee Pension Benefit Plan meets the requirements of a "qualified plan" under Code Sec. 401(a) and has received, within the last two years, a favorable determination letter from the Internal Revenue Service.

                       (v) The market value of assets under each such Employee Benefit Plan which is an Employee Pension Benefit Plan (other than any Multiemployer Plan) equals or exceeds the present value of all vested and nonvested Liabilities thereunder determined in accordance with PBGC methods, factors, and assumptions applicable to an Employee Pension Benefit Plan terminating on the date for determination.

                       (vi)  The Seller has delivered to the Buyer
        correct and complete copies of the plan documents and summary plan descriptions, the most recent determination letter received from the Internal Revenue Service, the most recent Form 5500 Annual Report, and all related trust agreements, insurance contracts, and other funding agreements which implement each such Employee Benefit Plan.

                  4.24.2 With respect to each Employee Benefit Plan that any of Killam Group, its Subsidiaries, and the Controlled Group of Corporations which includes Killam Group and its Subsidiaries maintains or ever has maintained or to which any of them contributes, ever has contributed, or ever has been required to contribute:

                       (i) No such Employee Benefit Plan which is in Employee Pension Benefit Plan (other than any Multiemployer Plan) has been completely or partially terminated or been the subject of a Reportable Event as to which notices would be required to be filed with the PBGC. No proceeding by the PBGC to terminate any such Employee Pension Benefit Plan (other than any Multiemployer
        Plan) has been instituted or, to the Knowledge of Seller, threatened.

                       (ii) There have been no Prohibited Transactions with respect to any such Employee Benefit Plan. No Fiduciary has any Liability for breach of fiduciary duty or any other failure to act or comply in connection with the administration or investment of the assets of any such Employee Benefit Plan. No action, suit, proceeding, hearing, or investigation with respect to the administration or the investment of the assets of any such Employee Benefit Plan (other than routine claims for benefits) is pending or, to the Knowledge of Seller, threatened. The Seller has no Knowledge of any Basis for any such action, suit, proceeding, hearing, or investigation.

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





                       (iii) None of Killam Group and its Subsidiaries has incurred, and none of the Seller and the directors and officers (and employees with responsibility for employee benefits matters) of Killam Group and its Subsidiaries has any reason to expect that any of Killam Group and its Subsidiaries will incur, any Liability to the PBGC (other than PBGC premium payments) or otherwise under Title IV of ERISA (including any withdrawal Liability) or under the Code with respect to any such Employee Benefit Plan which is an Employee Pension Benefit Plan.

                  4.24.3 None of Killam Group, its Subsidiaries, and the other members of the Controlled Group of Corporations that includes Killam Group and its Subsidiaries contributes to, ever has contributed to, or ever has been required to contribute to any Multiemployer Plan or has any Liability (including withdrawal Liability) under any Multiemployer Plan.

                  4.24.4 None of Killam Group and its Subsidiaries maintains or ever has maintained or contributes, ever has contributed, or ever has been required to contribute to any Employee Welfare Benefit Plan providing medical, health, or life insurance or other welfare-type benefits for current or future retired or terminated employees, their spouses, or their dependents (other than in accordance with Code Sec. 4980B).

             4.25 Guaranties. None of Killam Group and its Subsidiaries is a guarantor or otherwise is liable for any Liability or obligation (including indebtedness) of any other Person.

             4.26  Environment, Health, and Safety.

                  4.26.1 Each of Killam Group, its Subsidiaries, and their respective predecessors and Affiliates has complied with all Environmental, Health, and Safety Laws, and no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand, or notice has been filed or commenced against any of them alleging any failure so to comply. Without limiting the generality of the preceding sentence, each of Killam Group, its Subsidiaries, and their respective predecessors and Affiliates has obtained and been in compliance with all of the terms and conditions of all permits, licenses, and other authorizations which are required under, and has complied with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules, and timetables which are contained in, all Environmental, Health, and Safety Laws.

                  4.26.2 None of Killam Group and its Subsidiaries has any Liability (and none of Killam Group, its Subsidiaries, and their respective predecessors and Affiliates has handled or disposed of any substance, arranged for the disposal of any substance, exposed any employee or other individual to any substance or condition, or owned or operated any property or facility in any manner that could form the Basis for any present or future action, suit, proceeding, hearing, investigation,

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





        charge, complaint, claim, or demand against any of Killam Group and its Subsidiaries giving rise to any Liability) for damage to any site, location, or body of water (surface or subsurface), for any illness of or personal injury to any employee or other individual, or for any reason under any Environmental, Health, and Safety Law.

                  4.26.3 All properties and equipment used in the business of Killam Group, its Subsidiaries, and their respective predecessors and Affiliates have been free of asbestos, PCB's, methylene chloride, trichloroethylene,
        1,2-trans-dichloroethylene, dioxins, dibenzofurans, and Extremely Hazardous Substances.

                  4.26.4  Seller has made available to Buyer:

                       (i) all industrial hygiene surveys prepared by or on behalf of Killam Group and its Subsidiaries since January 1, 1992, to the extent reasonably available from the records of Killam Group and its Subsidiaries;

                       (ii)  summaries of all epidemiological or
        toxicological studies conducted by or on behalf of Killam Group and its Subsidiaries since January 1, 1992, to the extent reasonably available from the records of Killam Group and its Subsidiaries;

                       (iii) all occupational safety and health reports filed with governmental agencies or instrumentalities by or on behalf of Killam Group and its Subsidiaries since January 1, 1992, to the extent reasonably available from the records of Killam Group and its Subsidiaries;

                       (iv) annual summaries of workers compensation liabilities of Killam Group and its Subsidiaries since January 1, 1992, to the extent reasonably available from the records of Killam Group and its Subsidiaries;

                       (v) all citations, notices of violations, orders, consent orders, administrative or judicial enforcement proceedings from governmental agencies or instrumentalities with respect to health or safety matters currently pending against Killam Group and its Subsidiaries;

                       (vi) all medical surveillance programs currently provided for employees involved with raw materials and products (including waste products) used or produced, to the extent reasonably available from the records of Killam Group and its Subsidiaries;

                       (vii) a list of each accident or event which has resulted in, or may result in, a claim against Killam Group and its Subsidiaries that personal injury, property damage or economic loss was caused by Killam Group or its Subsidiaries or

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





        involved any employee of Killam Group or its Subsidiaries in his or her capacity as an employee, to the extent reasonably available from the records of Killam Group and its Subsidiaries; and

                       (viii) a list of all claims (other than health and dental claims) filed and currently pending under the insurance policies listed pursuant to Schedule 4.19 (including, in their aggregate amount, employee benefit claims other than health or dental insurance claims).

             4.27 Backlog. As of June 30, 1997, Killam Group's and its Subsidiaries' backlog of binding purchase orders was at least $47,196,926. To the Knowledge of any of the Seller, Killam Group and its Subsidiaries, such orders and commitments, together with any quotations for work which are outstanding at this time, contain, in the aggregate, terms and conditions that are consistent with the practices of Killam Group and its Subsidiaries in the ordinary course of business prior to the Closing Date.

             4.28 Government Contracts. None of Killam Group or its Subsidiaries has been suspended or debarred from bidding on contracts or subcontracts with any Governmental Entity and no such suspension or debarment has been initiated or, to the Knowledge of Seller, threatened. The consummation of the transactions contemplated by this Agreement will not result in any such suspension or debarment. To the Knowledge of Seller, none of Killam Group or its Subsidiaries has been audited or investigated and is not now being audited or investigated by the U.S. Government Accounting Office, the U.S. Department of Defense or any of its agencies, the Defense Contract Audit Agency, the U.S. Department of Justice, the Inspector General of any U.S. Governmental Entity, any similar agencies or instrumentalities of any foreign Governmental Entity, or any price contractor with a Governmental Entity nor has any such audit or investigation been threatened. To the Knowledge of Seller, there is no valid basis for (A) the suspension or debarment of Killam Group or any of its Subsidiaries from bidding on contracts or subcontracts with any Governmental Entity or (B) any claim pursuant to an audit or investigation by any of the entities named in the foregoing sentence. Killam Group and its Subsidiaries have no agreements, contracts or commitments which require it to obtain or maintain a security clearance with any Governmental Entity.

             4.29 Banking Facilities. Seller has made available to Buyer a true, correct and complete list of: (A) each bank, savings and loan or similar financial institution at which Killam Group and its Subsidiaries has an account, safety deposit box, line of credit or credit facility and the numbers of the accounts or safety deposit boxes maintained by Killam Group and its Subsidiaries thereat and details, including terms, of any line of credit or credit facility; and (B) the names of all persons authorized to draw on each such account or to have access to any

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





        such safety deposit box facility, together with a description of the authority (and conditions thereof, if any) of each such person with respect thereto.

             4.30 Certain Business Relationships with Killam Group and Its Subsidiaries. Neither the Seller nor any of its Affiliates has been involved in any business arrangement or relationship with any of Killam Group and its Subsidiaries within the past 12 months (other than in the Ordinary Course of Business), and none of the Seller and its Affiliates owns any asset, tangible or intangible, which is used in the business of any of Killam Group and its Subsidiaries.

             4.31 Disclosure. The representations and warranties contained in this Section 4 do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained in this
        Section 4 not misleading.

        5. Pre-Closing Covenants. The Parties agree as follows with respect to the period between the execution of this Agreement and the Closing.

             5.1 General. Each of the Parties will use its best efforts to take all action and to do all things necessary, proper, or advisable in order to consummate and make effective the transactions contemplated by this Agreement (including satisfaction, but not waiver, of the closing conditions set forth in Section 7 below).

             5.2  Covenants of Seller.

                  5.2.1 Notices and Consents. The Seller will cause each of Killam Group and its Subsidiaries to give any notices to third parties, and will cause each of Killam Group and its Subsidiaries to use its best efforts to obtain any third-party consents, that the Buyer reasonably may request in connection with the matters referred to in Section 4.3 above. Each of the Parties will (and the Seller will cause each of Killam Group and its Subsidiaries to) give any notices to, make any filings with, and use its best efforts to obtain any authorizations, consents, and approvals of governments and governmental agencies in connection with the matters referred to in Section 3.1.2, and
        Section 4.3 above.

                  5.2.3 Operation of Business. The Seller will not cause or permit any of Killam Group and its Subsidiaries to engage in any practice, take any action, or enter into any transaction outside the Ordinary Course of Business. Without limiting the generality of the foregoing, the Seller will not cause or permit any of Killam Group and its Subsidiaries to (A) declare, set aside, or pay any dividend or make any distribution with respect to its capital stock or redeem, purchase, or otherwise acquire any of its capital stock, or (B) otherwise

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        engage in any practice, take any action, or enter into any transaction of the sort described in Section 4.8 above.

                  5.2.4 Preservation of Business. The Seller will cause each of Killam Group and its Subsidiaries to keep its business and properties substantially intact, including its present operations, physical facilities, working conditions, and relationships with lessors, licensors, suppliers, customers, and employees.

                  5.2.5 Full Access. The Seller will permit, and the Seller will cause each of Killam Group and its Subsidiaries to permit, representatives of the Buyer to have full access at all reasonable times, and in a manner so as not to interfere with the normal business operations of Killam Group and its Subsidiaries, to all premises, properties, personnel, books, records (including Tax records), contracts, and documents of or pertaining to each of Killam Group and its Subsidiaries.

                  5.2.6 Notice of Developments. The Seller will give prompt written notice to the Buyer of any material adverse development causing a breach of any of the representations and warranties in Section 4 above. The Seller will cause each of Killam Group and its Subsidiaries will give prompt written notice to the others of any material adverse development causing a breach of any of his or its own representations and warranties in
        Section 3 above. No disclosure by Seller, Killam Group or its Subsidiaries pursuant to this Section 5.2.6, however, shall be deemed to amend or supplement Annex I, Annex II, or the Disclosure Schedule or to prevent or cure any misrepresentation, breach of warranty, or breach of covenant, unless specifically agreed to in writing by Buyer.

                  5.2.7 Exclusivity. The Seller will not (and the Seller will not cause or permit any of Killam Group and its Subsidiaries to) (A) solicit, initiate, or encourage the submission of any proposal or offer from any Person relating to the acquisition of any capital stock or other voting securities, or any substantial portion of the assets of, any of Killam Group and its Subsidiaries (including any acquisition structured as a merger, consolidation, or share exchange) or (B) participate in any discussions or negotiations regarding, furnish any information with respect to, assist or participate in, or facilitate in any other manner any effort or attempt by any Person to do or seek any of the foregoing. The Seller will vote its Killam Group Shares in favor of any such acquisition structured as a merger, consolidation, or share exchange. The Seller will notify the Buyer immediately if any Person makes any proposal, offer, inquiry, or contact with respect to any of the foregoing.

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





             5.3  Covenants of Buyer.

                  5.3.1 Notices and Consents. The Buyer will give any notices to third parties, and will obtain any third-party consents, that the Seller reasonably may request in connection with the matters referred to in Section 3.2.3 above. Buyer will give any notices to, make any filings with, and use its best efforts to obtain any authorizations, consents, and approvals of governments and governmental agencies in connection with the matters referred to in Section 3.2.2.

                  5.3.3 Operation of Business. The Buyer and its Subsidiaries will not engage in any practice, take any action, or enter into any transaction outside the Ordinary Course of Business. Without limiting the generality of the foregoing, the Buyer and its Subsidiaries will not (A) declare, set aside, or pay any dividend or make any distribution with respect to its capital stock or redeem, purchase, or otherwise acquire any of its capital stock, or (B) otherwise engage in any practice, take any action, or enter into any transaction of the sort described in Section 4.8 above.

                  5.3.4 Preservation of Business. The Buyer and its Subsidiaries will keep their business and properties substantially intact, including their present operations, physical facilities, working conditions, and relationships with lessors, licensors, suppliers, customers, and employees.

                  5.3.5  Full Access.  The Buyer will permit
        representatives of the Seller to have full access at all reasonable times, and in a manner so as not to interfere with the normal business operations of Buyer and its Subsidiaries, to all premises, properties, personnel, books, records (including Tax records), contracts, and documents of or pertaining to each of Buyer and its Subsidiaries.

                  5.3.6 Notice of Developments. The Buyer will give prompt written notice to the Seller of any material adverse development causing a breach of any of the representations and warranties in Section 3.2 above. No disclosure by Buyer pursuant to this Section 5.3.6, however, shall be deemed to amend or supplement any Annex, Disclosure Schedule or to prevent or cure any misrepresentation, breach of warranty, or breach of covenant, unless specifically agreed to in writing by Seller.

                  5.3.7 Listing of RGI Stock. Promptly after the date hereof, the Buyer shall take all action necessary in accordance with applicable law to convene a meeting of its shareholders to be held for the purpose of approving the listing of the shares of RGI Stock to be issued to the Seller for trading upon AMEX in accordance with Section 712 of AMEX's Listing Standards, Policies and Requirements (or any other applicable provisions thereof). In connection with such meeting, the Buyer's Board of Directors shall recommend to the Buyer's shareholders the approval of the

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





        listing of such shares of RGI Stock pursuant to this Agreement. The Buyer shall use all reasonable efforts to obtain all votes and approvals of its shareholders necessary for the listing of such shares of RGI Stock and all related matters required under the Delaware Business Corporation Act, and its Certificate of Incorporation and By-laws. The Seller hereby agrees to vote all of the shares of RGI Stock held by it as of the record date of any such meeting in favor of the listing of such share of RGI Stock and all such related matters.

        6. Post-Closing Covenants. The Parties agree as follows with respect to the period following the Closing.

             6.1 General. In case at any time after the Closing any further action is necessary or desirable to carry out the purposes of this Agreement, each of the Parties will take such further action (including the execution and delivery of such further instruments and documents) as any other Party reasonably may request, all at the sole cost and expense of the requesting Party (unless the requesting Party is entitled to indemnification therefor under Section 8 below).

             6.2 Litigation Support. In the event and for so long as any Party actively is contesting or defending against any action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand in connection with (A) any transaction contemplated under this Agreement or (B) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction on or prior to the Closing Date involving any of Killam Group and its Subsidiaries, each of the other Parties will cooperate with him or it and his or its counsel in the contest or defense, make available their personnel, and provide such testimony and access to their books and records as shall be necessary in connection with the contest or defense, all at the sole cost and expense of the contesting or defending Party (unless the contesting or defending Party is entitled to indemnification therefor under Section 8 below).

             6.3 Transition. The Seller will not take any action that is designed or intended to have the effect of discouraging any lessor, licensor, customer, supplier, or other business associate of any of Killam Group and its subsidiaries from maintaining the same business relationships with Killam Group and its Subsidiaries after the Closing as it maintained with Killam Group and its Subsidiaries prior to the Closing. The Seller will refer all customer inquiries relating to the businesses of Killam Group and its Subsidiaries to the Buyer from and after the Closing.

             6.4 Confidentiality. The Seller will treat and hold as such all of the Confidential Information, refrain from using any of the Confidential Information except in connection with this Agreement, and deliver promptly to the Buyer or destroy, at the request and option of the Buyer, all tangible embodiments (and

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        all copies) of the Confidential Information which are in its possession. In the event that the Seller is requested or required (by oral question or request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand, or similar process) to disclose any Confidential Information, the Seller will notify the Buyer promptly of the request or requirement so that the Buyer may seek an appropriate protective order or waive compliance with the provisions of this
        Section 6.4. If, in the absence of a protective order or the receipt of a waiver hereunder, the Seller is, on the advice of counsel, compelled to disclose any Confidential Information to any tribunal or else stand liable for contempt, the Seller may disclose the Confidential Information to the tribunal; provided, however, that the disclosing Seller shall use his or its best efforts to obtain, at the request of the Buyer, an order or other assurance that confidential treatment will be accorded to such portion of the Confidential Information required to be disclosed as the Buyer shall designate. The foregoing provisions shall not apply to any Confidential Information which is generally available to the public immediately prior to the time of disclosure.

             6.5 RGI Stock. Each certificate of RGI Stock delivered to Seller will be imprinted with a legend substantially in the following form:

        THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. TRANSFER OF THE SHARES REPRESENTED BY THIS CERTIFICATE MAY BE MADE ONLY PURSUANT TO APPLICABLE EXEMPTIONS (IF ANY) UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933, AS AMENDED.

        7.   Conditions to Obligation to Close.

             7.1 Conditions to Obligation of the Buyer. The obligation of the Buyer to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

                  (i)  the representations and warranties set forth in
        Section 3.1 and Section 4 above shall be true and correct in all material respects at and as of the Closing Date;

                  (ii) the Seller shall have performed and complied with all of its covenants hereunder in all material respects through the Closing;

                  (iii) Killam Group and its Subsidiaries shall have procured all of the third party consents specified in Section 5.2 above;

                  (iv) no action, suit, or proceeding shall be pending or threatened before any court or quasi-judicial or

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        administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (A) prevent consummation of any of the transactions contemplated by this Agreement, (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation, (C) affect adversely the right of the Buyer to own Killam Group Shares and to control Killam Group and its Subsidiaries, or (D) affect adversely the right of any of Killam Group and its Subsidiaries to own its assets and to operate its businesses (and no such injunction, judgment, order, decree, ruling, or charge shall be in effect);

                  (v) the Seller shall have delivered to the Buyer a certificate to the effect that each of the conditions specified above in Section 7.1(i)-7.1(iv) is satisfied in all respects;

                  (vi) the Parties, Killam Group, and its Subsidiaries shall have received all authorizations, consents, and approvals of governments and governmental agencies, if any, referred to in
        Section 3.1.2, Section 3.2, and Section 4.3 above; and

                  (vii) all actions to be taken by the Seller in connection with consummation of the transactions contemplated hereby and all certificates, opinions, instruments, and other documents required to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to the Buyer.

        The Buyer may waive any condition specified in this Section 7.1 if it executes a writing so stating at or prior to the Closing.

             7.2 Conditions to Obligation of the Seller. The obligation of the Seller to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

                  (i)  the representations and warranties set forth in
        Section 3.2 above shall be true and correct in all material respects at and as of the Closing Date;

                  (ii) the Buyer shall have performed and complied with all of its covenants hereunder in all material respects through the Closing;

                  (iii) no action, suit, or proceeding shall be pending or threatened before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (A) prevent consummation of any of the transactions contemplated by this Agreement or (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation (and no

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





        such injunction, judgment, order, decree, ruling, or charge shall be in effect);

                  (iv) the Buyer shall have delivered to the Seller a certificate to the effect that each of the conditions specified above in Section 7.2(i)-7.2(iii) is satisfied in all respects;

                  (v) the Parties, Killam Group, and its Subsidiaries shall have received all authorizations, consents, and approvals of governments and governmental agencies, if any, referred to in
        Section 3.1.2, Section 3.2.2, and Section 4.3 above; and

                  (vi) all actions to be taken by the Buyer in connection with consummation of the transactions contemplated hereby and all certificates, opinions, instruments, and other documents required to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to the Seller.

        The Seller may waive any condition specified in this Section 7.2 if they execute a writing so stating at or prior to the Closing.

        8.   Remedies for Breaches of This Agreement.

             8.1 Survival of Representations and Warranties. All of the representations and warranties of the Seller contained in Section 4.1-4.10 and Section 4.12-4.31 shall survive the Closing hereunder (even if the Buyer knew or had reason to know of any misrepresentation or breach of warranty at the time of Closing) and continue in full force and effect for a period of two years thereafter. All of the other representations and warranties of the Parties contained in this Agreement (including the representations and warranties of the Seller contained in Section
        4.11 above) shall survive the Closing (even if the damaged Party knew or had reason to know of any misrepresentation or breach of warranty at the time of Closing) and continue in full force and effect forever thereafter (subject to any applicable statutes of limitations).

             8.2  Indemnification Provisions for Benefit of the Buyer.

                  8.2.1 In the event the Seller breaches (or in the event any third party alleges facts that, if true, would mean the Seller has breached) any of its representations, warranties, and covenants contained herein (other than the covenants in Section
        2.1 above and the representations and warranties in Section 3.1 above), and, if there is an applicable survival period pursuant to Section 8.1 above, provided that the Buyer makes a written claim for indemnification against the Seller pursuant to Section
        10.8 below within such survival period, then the Seller agrees to indemnify the Buyer from and against the entirety of any Adverse Consequences the Buyer may suffer through and after the date of the claim for indemnification (including any Adverse Consequences the Buyer may suffer after the end of any applicable survival

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        period) resulting from, arising out of, relating to, in the nature of, or caused by the breach (or the alleged breach); provided, however, that the Seller shall not have any obligation to indemnify the Buyer from and against any Adverse Consequences resulting from, arising out of, relating to, in the nature of, or caused by the breach (or alleged breach) of any representation or warranty of the Seller contained in Section 4.1 - 4.10 and
        Section 4.12 - 4.31 above until the Buyer has suffered Adverse Consequences by reason of all such breaches (or alleged breaches) in excess of a $100,000 aggregate threshold (at which point the Seller will be obligated to indemnify the Buyer from and against all such Adverse Consequences relating back to the first dollar).

                  8.2.2 In the event Seller breaches (or in the event any third party alleges facts that, if true, would mean the Seller has breached) any of its covenants in Section 2.1 above or any of its representations and warranties in Section 3.1 above, and, if there is an applicable survival period pursuant to
        Section 8.1 above, provided that the Buyer makes a written claim for indemnification against the Seller pursuant to Section 10.8 below within such survival period, then the Seller agrees to indemnify the Buyer from and against the entirety of any Adverse Consequences the Buyer may suffer through and after the date of the claim for indemnification (including any Adverse Consequences the Buyer may suffer after the end of any applicable survival period) resulting from, arising out of, relating to, in the nature of, or caused by the breach (or the alleged breach).

                  8.2.3 The Seller agrees to indemnify the Buyer from and against the entirety of any Adverse Consequences the Buyer may suffer resulting from, arising out of, relating to, in the nature of, or caused by any Liability of any of Killam Group and its Subsidiaries for the unpaid Taxes of any Person (other than any of Killam Group and its Subsidiaries) under Treas. Reg.
        Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.

             8.3 Indemnification Provisions for Benefit of the Seller. In the event the Buyer breaches (or in the event any third party alleges facts that, if true, would mean the Buyer has breached) any of its representations, warranties, and covenants contained herein, and, if there is an applicable survival period pursuant to Section 8.1 above, provided that the Seller makes a written claim for indemnification against the Buyer pursuant to Section
        10.8 below within such survival period, then the Buyer agrees to indemnify the Seller from and against the entirety of any Adverse Consequences the Seller may suffer through and after the date of the claim for indemnification (including any Adverse Consequences the Seller may suffer after the end of any applicable survival period) resulting from, arising out of, relating to, in the nature of, or caused by the breach (or the alleged breach).

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             8.4  Indemnification Ceiling Amount.  In no event will the total amount payable by either Seller or Buyer pursuant to
        Section 8.2 or Section 8.3 exceed an amount equal to the Base Purchase Price for the Killam Shares.

             8.5  Matters Involving Third Parties.

                  8.5.1 If any third party shall notify any Party (the "Indemnified Party") with respect to any matter (a "Third Party Claim") which may give rise to a claim for indemnification against any other Party (the "Indemnifying Party") under this
        Section 8, then the Indemnified Party shall promptly notify each Indemnifying Party thereof in writing; provided, however, that no delay on the part of the Indemnified Party in notifying any Indemnifying Party shall relieve the Indemnifying Party from any obligation hereunder unless (and then solely to the extent) the Indemnifying Party thereby is prejudiced.

                  8.5.2 Any Indemnifying Party will have the right to defend the Indemnified Party against the Third Party Claim with counsel of its choice reasonably satisfactory to the Indemnified Party so long as (A) the Indemnifying Party notifies the Indemnified Party in writing within 30 days after the Indemnified Party has given notice of the Third Party Claim that the Indemnifying Party will indemnify the Indemnified Party from and against the entirety of any Adverse Consequences the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim, (B) the Indemnifying Party provides the Indemnified Party with evidence reasonably acceptable to the Indemnified Party that the Indemnifying Party will have the financial resources to defend against the Third Party Claim and fulfill its indemnification obligations hereunder, (C) the Third Party Claim involves only money damages and does not seek an injunction or other equitable relief, (D) settlement of, or an adverse judgment with respect to, the Third Party Claim is not, in the good faith judgment of the Indemnified Party, likely to establish a precedential custom or practice materially adverse to the continuing business interests of the Indemnified Party, and (E) the Indemnifying Party conducts the defense of the Third Party Claim actively and diligently.

                  8.5.3 So long as the Indemnifying Party is conducting the defense of the Third Party Claim in accordance with Section
        8.5.2 above, (A) the Indemnified Party may retain separate co-counsel at its sole cost and expense and participate in the defense of the Third Party Claim, (B) the Indemnified Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnifying Party (not to be withheld unreasonably), and (C) the Indemnifying Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written

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        consent of the Indemnified Party (not to be withheld
        unreasonably).

                  8.5.4  In the event any of the conditions in Section
        8.5.2 above is or becomes unsatisfied, however, (A) the Indemnified Party may defend against, and consent to the entry of any judgment or enter into any settlement with respect to, the Third Party Claim in any manner it reasonably may deem appropriate (and the Indemnified Party need not consult with, or obtain any consent from, any Indemnifying Party in connection therewith), (B) the Indemnifying Parties will reimburse the Indemnified Party promptly and periodically for the costs of defending against the Third Party Claim (including reasonable attorneys' fees and expenses), and (C) the Indemnifying Parties will remain responsible for any Adverse Consequences the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim to the fullest extent provided in this Section 8.

             8.6 Determination of Adverse Consequences. The Parties shall take into account the time cost of money (using the Applicable Rate as the discount rate) in determining Adverse Consequences for purposes of this Section 8.

        9.   Termination.

             9.1 Termination of Agreement. Certain of the Parties may terminate this Agreement as provided below:

                  (i) the Buyer and the Seller may terminate this Agreement by mutual written consent at any time prior to the Closing;

                  (ii) the Buyer may terminate this Agreement by giving written notice to the Seller at any time prior to the Closing in the event the Seller has breached any material representation, warranty, or covenant contained in this Agreement in any material respect, the Buyer has notified the Seller of the breach, and the breach has continued without cure for a period of 15 days after the notice of breach; and

                  (iii) the Seller may terminate this Agreement by giving written notice to the Buyer at any time prior to the Closing in the event the Buyer has breached any material representation, warranty, or covenant contained in this Agreement in any material respect, the Seller has notified the Buyer of the breach, and the breach has continued without cure for a period of 15 days after the notice of breach.

             9.2 Effect of Termination. If any Party terminates this Agreement pursuant to Section 9.1 above, all rights and obligations of the Parties hereunder shall terminate without any Liability of any Party to any other Party (except for any Liability of any Party then in breach).

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        10.  Miscellaneous.

             10.1 Press Releases and Public Announcements. No Party shall issue any press release or make any public announcement relating to the subject matter of this Agreement prior to the Closing without the prior written approval of the Buyer and the Seller; provided, however, that any Party may make any public disclosure it believes in good faith is required by applicable law or any listing or trading agreement concerning its publicly-traded securities (in which case the disclosing Party will use its best efforts to advise the other Parties prior to making the disclosure).

             10.2 No Third-Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.

             10.3 Entire Agreement. This Agreement (including the documents referred to herein) constitutes the entire agreement among the Parties and supersedes any prior understandings, agreements, or representations by or among the Parties, written or oral, to the extent they related in any way to the subject matter hereof.

             10.4 Succession and Assignment. This Agreement shall be binding upo n and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of his or its rights, interests, or obligations hereunder without the prior written approval of the Buyer and the Seller.

             10.5 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

             10.6 Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

             10.7 Notices. All notices, requests, demands, consents and other communications which are required or permitted hereunder shall be in writing, and shall be deemed given when actually received or if earlier, two days after deposit with the U.S. postal authorities, certified or registered mail, return receipt requested, postage prepaid or two days after deposit with an internationally recognized air courier or express mail, charges prepaid, addressed as follows:

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





             If to the Buyer:

                  The Randers Group Incorporated
                  570 W. Seminole Road
                  Muskegon, Michigan 49444
                  Attention: Thomas R. Eurich

             With a copy to:

                  McShane & Bowie, P.L.C.
                  1100 Campau Square Plaza
                  99 Monroe Avenue, NW
                  Grand Rapids, Michigan 49501-0360
                  Attention: John F. Shape, Esq.

             If to the Seller:

                  Thermo TerraTech Inc.
                  81 Wyman Street
                  Waltham, Massachusetts 02254-9046
                  Attention: President

             With a copy to:

                  Thermo Electron Corporation
                  81 Wyman Street
                  Waltham, Massachusetts 02254
                  Attention: General Counsel

        or to such other address as any party hereto may designate in writing to the other parties, specifying a change of address for the purpose of this Agreement.

             10.8 Governing Law. This Agreement shall be governed by and construed in accordance with the domestic laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

             10.9 Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by the Buyer and the Seller. No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

             10.10 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or

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        enforceability of the offending term or provision in any other situation or in any other jurisdiction.

             10.11 Expenses. Each of the Parties, Killam Group, and its Subsidiaries will bear its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby. The Seller agrees that none of Killam Group and its Subsidiaries has borne or will bear any of the Seller's costs and expenses (including any of their legal fees and expenses) in connection with this Agreement or any of the transactions contemplated hereby.

             10.12 Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word "including" shall mean including without limitation. The Parties intend that each representation, warranty, and covenant contained herein shall have independent significance. If any Party has breached any representation, warranty, or covenant contained herein in any respect, the fact that there exists another representation, warranty, or covenant relating to the same subject matter (regardless of the relative levels of specificity) which the Party has not breached shall not detract from or mitigate the fact that the Party is in breach of the first representation, warranty, or covenant.

             10.13 Incorporation of Exhibits, Annexes, and Schedules. The Exhibits, Annexes, and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

             10.14 Specific Performance. Each of the Parties acknowledges and agrees that the other Party would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each of the Parties agrees that the other Parties shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court of the United States or any state thereof having jurisdiction over the Parties and the matter, in addition to any other remedy to which they may be entitled, at law or in equity.

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             IN WITNESS WHEREOF, the Parties hereto have executed this
        Agreement as of the date first above written.

                                      THE RANDERS GROUP INCORPORATED,
                                      a Delaware corporation


                                      By:  /s/ Thomas R. Eurich
                                           Thomas R. Eurich, Its
                                           President

                                           the "Buyer"


                                      THERMO TERRATECH INC.,
                                      a Delaware corporation


                                      By:  /s/ John P. Appleton
                                           John P. Appleton,
                                           Its President and CEO

                                           the "Seller"





        AA972690034